UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

MGP INGREDIENTS, INC.

Cray Business Plaza

100 Commercial Street

Atchison, Kansas 66002

September 24, 2007

NOTICE OF ANNUAL MEETING

To the Stockholders:

The Annual Meeting of Stockholders of MGP Ingredients, Inc. will be held at the Atchison Heritage Conference Center, 710 South 9th Street, Atchison, Kansas 66002, on Thursday, October 18, 2007, beginning at 10:00 a.m., local time, for the following purposes:

•                                          To elect three directors, each for a three-year term expiring in 2010; and

•                                          To transact such other business as may properly come before the meeting.

Holders of Common and Preferred Stock of record on the books of the Company at the close of business on August 30, 2007, will be entitled to vote at the meeting or any adjournment thereof.

STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY SO THAT, IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED.

By Order of the Board of Directors

Laidacker M. Seaberg Chairman of the Board and Chief Executive Officer

PROXY STATEMENT

This Proxy Statement and the enclosed form of Proxy are being furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of MGP Ingredients, Inc. (the “Company”) to be held on Thursday, October 18, 2007, as set forth in the preceding Notice.  It is expected that this Proxy Statement and the enclosed form of Proxy will be mailed to stockholders commencing September 24, 2007.

GENERAL INFORMATION

The holders of outstanding shares of Common Stock and Preferred Stock of the Company at the close of business on August 30, 2007 are entitled to notice of and to vote at the Annual Meeting.  The presence in person or by proxy of persons entitled to vote a majority of the issued and outstanding shares of each class of stock entitled to vote will constitute a quorum for the transaction of business at the meeting.  As of August 30, 2007, there were 16,920,594 shares of Common Stock outstanding and 437 shares of Preferred Stock outstanding.

Generally, holders of Common and Preferred Stock each vote separately as a class with respect to each matter that the class is authorized to vote on, with each share of stock in each class being entitled to one vote.  In connection with the election of directors, the holders of Common Stock are entitled to vote on the election of Group A directors and the holders of Preferred Stock are entitled to vote on the election of Group B directors.  The candidates for office who receive the highest number of votes will be elected.  Although no other proposals are scheduled to come before the meeting, the affirmative vote of the holders of a majority of the shares of Preferred Stock and of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereat (or such higher voting requirement as may be specified by law or the Company’s Amended and Restated Articles of Incorporation) is required for approval of other proposals.

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.  Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote.  With respect to shares relating to any Proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal.  With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares of a class, an abstention or non-vote will have the same effect as a vote against the matter being voted upon.

Any stockholder giving a Proxy may revoke it at any time prior to its use by executing a later dated Proxy or by filing a written revocation with the Secretary of the Company.  A stockholder may also revoke a Proxy by appearing at the meeting and voting by written ballot.  All shares represented by a Proxy in the enclosed form that is properly executed and received in time for the meeting and not revoked will be voted.  If a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.  If no choice is specified, the Proxy will be voted FOR each of the nominees named on the Proxy with respect to the election of directors.

The principal executive offices of the Company are located at Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002 and the Company’s telephone number at that address is (913) 367-1480.

ELECTION OF DIRECTORS

Nominees

One Group A Director and two Group B Directors are required to be elected at the Annual Meeting.  The holders of the Common Stock are entitled to vote for the person nominated for the Group A position.  The holders of Preferred Stock are entitled to vote for the persons nominated for the Group B positions.  John R. Speirs has been nominated by the Board of Directors for election to the Group A position for a term expiring at the Annual Meeting in 2010.  Cloud L. Cray, Jr. and John E. Byom have been nominated by the Board of Directors for election to the Group B positions for terms expiring at the Annual Meeting in 2010.  Mr. Speirs and Mr. Byom have been directors since 2004 and Mr. Cray has been a director since 1957.  Each of the nominees has consented to serve if elected.  If for any reason any of the nominees should not be available or able to serve, the Proxies will exercise discretionary authority to vote for substitutes deemed by them to be in the best interests of the Company.

GROUP A NOMINEE
(For a term expiring in 2010)

JOHN R. SPEIRS

Mr. Speirs, age 58, has been a director since 2004. He is a member of the Audit Review Committee and the Human Resources and Compensation Committee. He is the Chairman and co-founder of Stellus Consulting, a Minneapolis, Minnesota based strategy consulting firm formed in 2001 that specializes in business strategy, strategic visioning, merger and acquisition support and branding strategy. From 1998 to 2000 he served as Executive Vice President of Marketing for Diageo PLC and from 1989 to 1998 he served in various capacities with Pillsbury, the last being as Senior Vice President of Strategy and Brand Development from 1995 to 1998. Prior thereto he served as an officer and in other management capacities with Lever Brothers from 1975.

GROUP B NOMINEES
(For terms expiring in 2010)

CLOUD L. CRAY, JR.

Mr. Cray, age 84, has been a director since 1957 and served as Chairman of the Board from 1980 until 2006. He served as Chief Executive Officer from 1980 to September, 1988, and has been an officer or director of the Company for more than 50 years.

JOHN E. BYOM

Mr. Byom, age 53, has been a director since 2004. He is Chairman of the Audit Review Committee and a member of the Human Resources and Compensation Committee. Mr. Byom is the former Chief Financial Officer of International Multifoods Corporation. He left the company in March 2005 after 26 years with the company, including four years as Vice President of Finance and Chief Financial Officer, from March 2000 to June 2004. Most recently, after the sale of Multifoods to The J.M. Smucker Company in June 2004, he was President of Multifoods Foodservice & Bakery Products. Prior to his time as CFO, Mr. Byom was President, US Manufacturing from July 1999 to March 2000, and Vice President of Finance and IT for the North American Foods Division from 1993 to 1999. Mr. Byom held various other positions prior thereto, including Controller of the

Bakery Products Division from 1990 to 1991 and Internal Auditor and Supervisor of Audit from 1979 to 1981. Mr. Byom also is a director of Prestige Brands Holdings, Inc. and Park Nicollet Foundation, a large medical network in the Twin Cities.

OTHER
GROUP A DIRECTORS

GARY GRADINGER

Mr. Gradinger, age 64, has been a director since June 2005. His current term expires in 2008. He is chairman of the Nominating Committee and a member of the Audit Review Committee and the Human Resources and Compensation Committee. Since 1983, he has served as the Chairman and Chief Executive Officer of Golden Star, Inc., a privately owned company which is engaged in the production of textile cleaning, communication and safety products. He also serves as a director of Buffalo Funds, Buffalo Large Cap Fund, Inc., Buffalo High Yield Fund, Inc., Buffalo US Global Fund, Inc., Buffalo Balanced Fund, Inc. and Buffalo Small Cap Fund, Inc.

LINDA E. MILLER

Ms. Miller, age 54, has been a director since June, 2000. Her current term expires in 2009. She is a member of the Audit Review Committee, the Human Resources and Compensation Committee and the Nominating Committee. She is an independent marketing consultant and has been a member of the Engineering Management Graduate Faculty at the University of Kansas since 1989. She was previously employed by Dupont, Baxter Healthcare and the American Business Women’s Association, Kansas City, Missouri.

DARYL R. SCHALLER, Ph.D.

Dr. Schaller, age 63, has been a director since October, 1997. His current term expires in 2009. He is Chairman of the Human Resources and Compensation Committee and a member of the Audit Review Committee. He currently provides, and from 1996 through November 2001 provided, consulting services through his consulting firm, Schaller Consulting. He was Vice President of Research and Development of International Multifoods Corp., of Minneapolis, Minnesota, from November 2001 through June 2003. He retired from Kellogg Co. in 1996 after 25 years of service. He served Kellogg as its Senior Vice President—Scientific Affairs from 1994 until 1996, and previously was Senior Vice President—Research, Quality and Nutrition for Kellogg.

OTHER
GROUP B DIRECTORS

MICHAEL BRAUDE

Mr. Braude, age 71, has been a director since 1991. His current term expires in 2009. He is a member of the Audit Review Committee, the Human Resources and Compensation Committee and the Nominating Committee. From November, 2000 until March 2004, he was Executive Vice President of Country Club Bank, Kansas City, Missouri. Previously, from 1984 until his retirement in November, 2000, he was the President and Chief Executive Officer of the Kansas

City Board of Trade, a commodity futures exchange. Prior to 1984, he was Executive Vice President and a Director of American Bank & Trust Company of Kansas City. Mr. Braude is a director of Kansas City Life Insurance Company, a director of Midwest Trust Company, Kansas City, Missouri, a trustee of Midwest Research Institute and a trustee of the Kansas Public Employees Retirement System.

RANDALL M. SCHRICK

Mr. Schrick, age 57, has been a director since 1987. His current term expires in 2008. He joined the Company in 1973 and has been Vice President of Manufacturing and Engineering since May 2002. From July, 1992 to May, 2002, he was Vice President of Operations, and from 1984 to July, 1992, he was Vice President and General Manager of the Pekin plant. From 1982 to 1984, he was the Plant Manager of the Pekin plant. Prior to 1982, he held various management positions at the Atchison plant.

LAIDACKER M. SEABERG

Mr. Seaberg, age 61, has been a director since 1979. His current term expires in 2008. He joined the Company in 1969 and served as the President of the Company from 1980 to 2006 and as Chief Executive Officer since September, 1988. He has been Chairman of the Board since 2006. He is the son-in-law of Mr. Cray, Jr.

CERTAIN INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Standing Committees; Meetings; Independence.

The Board has three standing committees:  Audit Review Committee, Nominating Committee and Human Resources and Compensation Committee.  The members of the Audit Review Committee and of the Human Resources and Compensation Committee throughout the last fiscal year were as follows: Audit Review Committee — John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs; Human Resources and Compensation Committee — Daryl R. Schaller (Chairman), Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller and John R. Speirs.  During the last fiscal year prior to March 7, 2007, the members of the Nominating Committee were John R. Speirs (Chairman), John E. Byom and Gary Gradinger; thereafter they were Gary Gradinger (Chairman), Mike Braude and Linda Miller.

During the fiscal year ended July 1, 2007, the Board met 5 times, the Audit Review Committee met 5 times, the Human Resources Committee met 5 times and the Nominating Committee met 1 time.   Each director attended all of the meetings of the Board and the Committees of which the director was a member.

The Board has determined that Michael Braude, John E. Byom, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs are each independent, as defined in Rule 4200 (a) (15) of the NASDAQ Stock Market.

Audit Review Committee.

The Audit Review Committee reviews the process involved in the preparation of the Company’s annual audited financial statements and appoints a firm of independent public accountants to serve as independent auditor and to conduct that audit and review the Company’s quarterly financial statements.  It also reviews and makes recommendations with regard to the process involved in the Company’s implementation of its conflict of interest and business conduct policy and is responsible for establishing and monitoring compliance under the code of ethics applicable to the chief executive and financial officers.  In connection with this work, the Committee annually reviews: (a) the adequacy of the Audit Review Committee’s written charter that has been adopted by the Board of Directors; (b) the independence and financial literacy of each member of the Audit Review Committee; (c) the plan for and scope of the annual audit; (d) the services and fees of the independent auditor; (e) certain matters relating to the independence of the independent auditor; (f) certain matters required to be discussed with the independent auditor relative to the quality of the Company’s accounting principles; (f) the audited financial statements and results of the annual audit; (g) recommendations of the independent auditor with respect to internal controls and other financial matters; (h) significant changes in accounting principles that are brought to the attention of the Committee; and (i) various other matters that are brought to the attention of the Committee.

The Board of Directors has determined that John E. Byom is an “audit committee financial expert”, as defined in Item 407(d)(15) of SEC Regulation S-K.  The Board has determined that Mr. Byom is independent, as independence for audit committees is defined in the applicable listing standards of the NASDAQ National Stock Market. Under SEC regulations, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for any purpose, including without limitation for purposes of section 11 of the Securities Act of 1933.  Further, the designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability on such person that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

The Board of Directors has adopted a written charter for the Audit Review Committee, which may be found on the Company’s website at www.mgpingredients.com.

The information in or referred to in the foregoing paragraph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Review Committee Report

The Audit Review Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended July 1, 2007; has discussed with the independent auditor the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380), as modified or supplemented; has received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1, as may be modified or supplemented; and has discussed with the independent auditor the auditor’s independence.  Based on such review and discussions, the Audit Review Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended July 1, 2007 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

This report is made over the name of each continuing member of the Audit Review Committee at the time of such recommendation, namely John E. Byom (Chairman), Michael Braude, Gary Gradinger, Linda E. Miller, Daryl R. Schaller and John R. Speirs.

The Audit Review Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Nominating Committee.

The purposes of the Nominating Committee are to recommend to the Board the qualifications for new director nominees, candidates for nomination and policies concerning compensation and length of service.  The Nominating Committee has a charter, a copy of which is available to stockholders on the company’s website at www.mgpingredients.com.

In identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors and management.  The Nominating Committee will also consider candidates recommended by stockholders in accordance with its policies and procedures. However, the Nominating Committee may choose not to consider an unsolicited candidate recommendation if no vacancy exists on the Board.  The Nominating Committee may, in its discretion, use an independent search firm to identify nominees.

The Nominating Committee believes each candidate for the Board should be a person known for his or her integrity and honesty and should have, by education or experience, knowledge or skills which may be helpful to the Board in exercising its oversight responsibilities.  A sufficient number of Board members must meet the tests for independence set forth in the applicable listing standards of the NASDAQ National Stock Market and Section 10A of the Exchange Act to permit the Company to satisfy applicable NASDAQ and legal requirements.  The Committee also believes it is desirable for at least one Board member to be an “audit committee financial expert”, as defined in Rule 407(d)(5) of Regulation S-K.  In considering candidates, the Committee may take into account other factors as it deems relevant.

In evaluating potential nominees, the Nominating Committee determines whether the nominee is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. The Nominating Committee will conduct a check of the individual’s background and will conduct personal interviews before recommending any candidate to the Board.  The Nominating Committee in its sole discretion may require candidates (including a stockholder’s recommended candidate) to complete a form of questionnaire to elicit information required to be disclosed in the Company’s proxy statement.

Stockholders who wish to recommend candidates for consideration by the Nominating Committee in connection with next year’s annual meeting should submit the candidate’s name and related information in writing to the chairperson of the Nominating Committee in care of the Company’s Secretary, at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas, 66002, on or before May 27, 2008.  In addition to the name of the candidate, a stockholder should submit

•                  his or her own name and address as they appear on the Company’s records;

•                  if not the record owner, a written statement from the record owner of the shares that verifies the recommending stockholder’s beneficial ownership and period of ownership and that provides the record holder’s name and address as they appear on the Company’s records;

•                  a statement disclosing whether such recommending stockholder is acting with or on behalf of any other person, entity or group and, if so, the identity of such person, entity or group;

•                  the written consent of the person being recommended to being named in the proxy statement as a nominee if nominated and to serving as a director if elected; and

•                  pertinent information concerning the candidate’s background and experience, including information regarding such person required to be disclosed in solicitations of proxies for election of  directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee recommends to the Board of Directors the salary and annual cash incentive compensation of the Chief Executive Officer and other executive officers of the Company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.  The Committee administers the Company’s stock option and restricted stock plans, and also serves as an executive search committee.  Each Committee member qualifies as a non-employee director under SEC Rule 16b-3 and as an outside director for purposes of Internal Revenue Code Section 162(m).  The Committee has a charter, which may be found on our website at www.mgpingredients.com.

The Committee typically meets four or five times a year and generally considers and recommends various components of the Company’s compensation programs at regularly scheduled times throughout the year.  Such programs typically originate as recommendations of management.   At its March meeting, the Committee typically considers any proposed amendments to benefit plans that are to take effect in the following fiscal year.  In June, it conducts performance and salary reviews of the CEO and President and receives the CEO’s or COO’s performance reviews and salary recommendations for other officers. Historically, it generally has considered long term incentive awards and performance goals for annual cash incentives in June or August.

When considering compensation matters, the Committee relies upon the experience of its members, the recommendations of management and outside consultants retained by the Committee.  The Committee often uses The Hay Group for competitive market information on salaries and Pearl Meyer & Partners for similar information on annual cash and stock incentive awards.  Pearl Meyer & Partners was also retained by the Committee in fiscal 2006 to review and make recommendations with respect to the compensation of the outside directors.  In developing particular programs, the consultants are retained by the Committee, although they also work directly with management for the purposes of gathering information and conducting interviews with management team members on key compensation issues.

See “EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Discussion and Analysis — How We Determine Compensation” for further information on the processes we follow in setting compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources and Compensation Committee is now or was at any time during the past year an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company requiring disclosure.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:	Daryl Schaller, Chairman
Michael Braude
Gary Gradinger
Linda Miller
John Byom
John Speirs

The Human Resources and Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically  incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This analysis provides an overview and analysis of our compensation programs and policies, the  compensation decisions we made under those programs and policies and the factors we considered in making those decisions.  We also provide a series of tables that present information about the compensation earned or paid in fiscal 2007 to our named executive officers, including:

•                  Chairman of the Board and Chief Executive Officer — Ladd Seaberg;

•                  President and Chief Operating Officer -  Timothy W. Newkirk;

•                  Vice President and Chief Financial Officer — Brian T. Cahill;

•                  Vice President — Manufacturing and Engineering — Randall M. Schrick; and

•                  Vice President — Scientific Affairs, Chief Science Officer — Sukh Bassi

The discussion below is intended to help you understand the information provided in the tables and put that information into context within our overall compensation program.

Objectives of our Compensation Program

Our compensation program objectives are to align compensation programs with our business objectives and stockholders’ interests, to reward performance, to be externally competitive and internally equitable and to retain talent on a long-term basis. In particular, our philosophy is to balance salary and benefits with incentive and equity compensation in order that the interests of the executive officers will be aligned with those of stockholders.

Components of Our Compensation Program

The principal components of our compensation program are base salary, annual cash incentive awards, long term equity incentives and equity and non-equity based retirement compensation.

•                  Base salary is designed to attract and retain executives over time. In setting  base salaries, our objectives are to assure internal fairness of pay in terms of job size,  external competitiveness so that we can attract and retain needed talent and a consistent, motivating system for administering compensation.  Base salaries of named executive officers are reported in the Salary column of the Summary Compensation Table.

•                  Annual cash incentive awards are intended to focus executives on factors deemed critical to our profitability. By rewarding named executive officers for good performance, we believe we help align their interests with those of our stockholders.   Such awards, when paid to named executive officers, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•                  Long-Term Incentives —which for the past several years have been in the form of performance accelerated restricted stock and prior to 2003 were in the form of stock options— are intended to motivate the achievement of key long-term financial performance goals and thereby generate stockholder value, provide management an opportunity to increase ownership of our stock, help attract and retain key employees and be cost efficient. Amounts expensed during fiscal 2007 with respect to such awards made to named executive officers in fiscal 2007 and prior years are shown in the Stock Awards and Option Awards columns of the Summary Compensation Table. The grant date fair value of such awards made in fiscal 2007 are shown in the All Other Stock Awards column of the Grants of Plan Based Awards Table. Dividends paid on restricted shares are included in the All Other Compensation Column of the Summary Compensation Table.

•                  Retirement Compensation

o                 Equity Based Retirement Compensation — provided through our employee stock ownership plan (“Salaried ESOP”), allows us to provide valuable retirement benefits and an equity interest in our company to a broad base of employees, thereby helping to further align the interest of our employees with those of our stockholders.   Named executive officers participate in the Salaried ESOP on the same basis as other eligible employees.

o                 Non-Equity Based Retirement Compensation— provided through our IRC Section 401(k) plan, permits employees to reduce their current income taxes by making pre-tax contributions to increase, enhance and diversify their retirement savings.   Named executive officers participate in the 401(k) plan on the same basis as other eligible employees.

o                 Amounts contributed by the Company under both the Salaried ESOP and the 401(k) plans are included in the All Other Compensation column of the Summary Compensation Table.

The following table shows, on a percentage basis, the contribution of base salary, cash incentives, long term incentives, and all other compensation (including retirement compensation) to each of the named executive officer’s total compensation for fiscal 2007. For this purpose, we include only the grant date fair value of performance accelerated restricted stock awards made in fiscal 2007, and therefore the percentages shown do not correspond to the information shown in the Summary Compensation Table, which presents amounts expensed during fiscal 2007 with respect to all outstanding performance accelerated restricted stock awards and stock options.

Name and Principal Position	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Laidacker M. Seaberg	49.5	47.0	0	3.5	100.0
Timothy W. Newkirk	49.0	43.5	0	7.5	100.0
Randy M. Schrick	47.5	45.0	0	7.5	100.0
Sukh Bassi, Ph.D.	47.5	45.5	0	7.0	100.0
Brian Cahill	48.0	45.0	0	7.0	100.0

How we Determine Compensation.

As noted elsewhere in this proxy statement, our Human Resources and Compensation Committee recommends to the Board of Directors the salary and incentive compensation of the Chief Executive Officer and other executive officers of the company. The Committee reviews the scope and type of compensation plans for other management personnel and makes recommendations to the Board with respect to equity based plans that are subject to Board approval.

When considering compensation matters, the Committee relies upon the experience of its members and upon the recommendations of management.  It also often uses and relies upon the recommendations of outside consultants retained by the company. The Committee has used The Hay Group in connection with its recommendations for salary and Pearl Meyer & Partners in connection with aspects of its programs for annual cash incentive awards and stock incentive awards.

Base Salary.  We generally determine salaries of named executive officer through the following process.  Every three years, our Vice President — Human Resources develops a summary of the titles and job descriptions of senior officers and other employees and submits them to The Hay Group, which maintains survey data for similar sized manufacturing firms located in the Midwest. The Hay Group prepares a report identifying the ranges of compensation at these companies for persons with similar responsibilities to those employees described in the company-prepared summary. In addition, annually we obtain from The Hay Group updated information regarding average pay increases at the companies for which The Hay Group maintains survey data. This survey information or summaries thereof is provided to the Committee.   The Committee reviews this information, considers any recommendation made by the CEO with respect to other named executive officers and tries to assure that each officer’s base compensation falls within a range that is within 80% to 120% of the midpoint of salaries paid to executives holding comparable positions at the surveyed companies. Although the ultimate goal is to compensate executive officers at the midpoint level for comparable positions at companies within the survey, a particular individual’s salary may fall above or below the midpoint because of his or her  tenure, experience level or performance.

When making annual adjustments, the Committee generally uses a matrix format that takes into account each executive’s performance review and the extent to which his or her salary is above or below the midpoint for comparable positions.  For example, salary increases for fiscal 2007 for an executive receiving an outstanding performance evaluation for fiscal 2006 generally ranged from 7.5% for an individual whose base compensation was at 80% of the midpoint of comparable positions in the survey to 4.5% for those whose compensation was at 120% of the midpoint. Similarly, increases for executives with an adequate performance evaluation ranged from 4.5% for an individual whose base compensation was at 80% of the midpoint of comparable positions in the survey to 1.5% for those whose compensation was at 120% of the midpoint. Persons receiving a marginal evaluation generally received no salary increase. The salaries shown in the Summary Compensation Table reflect annual adjustments at the beginning of fiscal 2007 to the salaries of the named executive officers as follows:

•                  Mr. Seaberg — 4.0%;

•                  Mr. Newkirk — 30.0%;

•                  Mr. Cahill— 3.0%;

•                  Mr. Bassi — 2.5%; and

•                  Mr. Schrick — 2.5%.

Adjustments are sometimes made as a result of a promotion or other change in duties.  For example, Mr. Newkirk was appointed Chief Operating Officer in March of 2006, and the 30% increase in salary noted above was primarily based on that change in responsibility.  In October of 2006 he was named President, at which time his base salary was increased from $180,000 to $235,000 in accordance with the recommendations of The Hay Group, based on salaries for executives with similar positions with surveyed companies.

Annual Cash Incentive.  We believe a significant portion of the compensation of senior managers should be incentive based and that by rewarding good performance, such arrangements  help align the interests of our named executive officers with those of stockholders.  The Committee developed the model in 2003 that it used for our annual cash incentive award program in fiscal 2007 with the assistance of Pearl Meyer & Partners.  As part if its work, Pearl Meyer & Partners recommended award levels for about 20 senior manager positions, including each of the named executive officers or their predecessors, based on a comparison of their job responsibilities with those of executives included in survey data used by Pearl Meyer & Partners.   Under the model, performance measures are based on our business strategy with a view to providing an incentive for all participants to work together and linking executive rewards with the attainment of our strategic objectives.  Incentive goals under this program are developed annually in consultation with senior management.

 For fiscal 2007, our Committee determined that each named executive officer would have a target cash incentive award equal to a percent of salary based on his or her position and competitive market data provided by Pearl Meyer & Partners.  There were also threshold and maximum possible outcomes that, together with the target percentages, provided a range of possible payouts based on the extent to which company-wide performance objectives measures were met, as follows:

Participant	Threshold	Target	Maximum
	%	%	%
Laidacker M. Seaberg	0	50	100
Timothy W. Newkirk	0	40	80
Randy M. Schrick	0	35	70
Brian T. Cahill	0	35	70
Sukh Bassi, Ph.D	0	35	70

The performance measures for the annual cash incentive plan were based on a desire to ensure the continued profitability of the distillery segment and restore profitability to the ingredients segment.  Two performance measures for fiscal 2007 related to these  segments, including the distillery segment return on assets and the ingredients segment cash flow. The target for the distillery segment was pre-tax return on assets of 35.5%;  the target for the ingredients segment was segment cash flow of ($1,000,000). The third performance measure was earnings per share for the entire company.  Our target for purposes of the annual cash incentive plan was $1.78 per share. Each segment measure was weighted 25% and the earnings per share segment was weighted 50%. Under the program, a partial incentive award was possible if one or more but not all performance measures exceeded the threshold level.  However, as in prior years, under the 2007 program participants would receive no incentive award if earnings per share did not meet a minimum “gatekeeper” level, generally set somewhat below the target level defined in the plan.  In fiscal 2007 the gatekeeper level was earnings per share of $1.38.  Actual results, for comparison to the gatekeeper, are calculated taking incentives into account. Incentive payouts are determined based on audited financial statements and are not paid until such audited results have been received and accepted by the Audit Committee of the Board of Directors.  The Compensation Committee reserves the right to change any and all provisions of this program on a prospective basis.

Although we met or exceeded target for our two segment performance measures, the minimum gatekeeper threshold for earnings per share was not met, and no cash incentives were paid under this program in fiscal 2007.

Long Term Incentives.         At the 2004 Annual Meeting, stockholders approved the MGP Ingredients, Inc. Stock Incentive Plan of 2004 (the “2004 Plan”), which authorized restricted stock as well as other forms of equity based awards. The number of shares issuable under the 2004 Plan was 980,000, of which 655,297 are available for future awards.  We developed the 2004 Plan and the long term incentive program that we used in fiscal 2007 and in the past several years with the assistance of  Pearl Meyer & Partners.  In 2003 we asked them to recommend a program which motivated the generation of stockholder value, increased management ownership of stock and provided (i) a long term financial performance counterbalance to the short term orientation of salary and annual cash incentives, (ii) long term incentives in a cost efficient manner and (iii) a tool to help increase retention of and attract executives to the Company.  Pearl Meyers & Partners recommended to the Committee the program that we have used under the 2004 Plan in fiscal 2007 and prior years following meetings with the Committee and interviews with senior management.

In fiscal 2007 and the prior four fiscal years, we used performance accelerated restricted shares as our long-term incentive.  The performance accelerated restricted share awards made in 2007 vest after seven years, based on the passage of time, but are subject to accelerated vesting in three years if we meet a cumulative  earnings goal of $3.28 per share over fiscal years 2007, 2008 and 2009.  The Committee consulted with management in setting the cumulative earnings per share performance measures that will result in accelerated vesting of awards, if achieved.  It based the aggregate number of shares suggested for awards primarily on the aggregate of the long term incentive values of all participants, as determined by Pearl Myers & Partners based on survey data. It increased the number of shares awarded to adjust for an oversight made in determining the shares to be awarded in 2004.  It then took the aggregate number of shares to be awarded and reallocated them to each executive based on actual salaries, which results in a more egalitarian distribution of shares across the executive group. It also took into account tenure and skill levels of our executives prior to finalizing the awards.

Retirement Compensation.    We provide equity based retirement compensation through participation in our Salaried ESOP and non-equity based compensation through our 401(k) plan. Both are tax qualified defined contribution plans. The amounts of our contributions to the Salaried ESOP and the 401(k) Plan are determined by the Board each year based on the Committee’s recommendation.  The Committee bases its recommendation primarily upon the recommendations of management as well as Company performance for the year. While the ESOP is invested primarily in Company stock, the 401(k) plan allows employees to direct and diversify their retirement accounts into various mutual funds.  Our profit sharing contribution is currently split equally between the ESOP and 401(k) plans, thus enhancing diversification.  In fiscal 2007, we contributed an amount equal to 7-1/2% of eligible compensation to each of the Salaried ESOP and the 401(k) Plan.  In recent years, the contribution level has been 4 1/2% under each plan.  The Committee recommended an increased contribution level this year in recognition of the Company’s performance during the year.

Named executive officers participate in both plans on the same basis as other employees.  Shares purchased under the ESOP and amounts contributed under the 401(k) plan are allocated to participant accounts in proportion to the participant’s eligible compensation, as defined, in the respective plan.  Generally, ESOP accounts are distributed to terminated participants who have completed at least five years of service upon death, permanent disability or retirement.  Five years service is required for full vesting in the amount of the company contribution to the 401(k) plan.

Other Compensation Programs.  We do not provide executive perquisites of any significance.  We also do not have significant executive benefits, such as supplemental executive retirement plans or deferred compensation arrangements.

Except for provisions in long term incentive plans applicable to all participants, we do not have formal arrangements for paying severance to our executive officers upon their termination or a change in control but may negotiate severance arrangements on a case by case basis.

Tax and  Accounting Considerations and Other Matters.

Tax Considerations.  Under IRC Section 162(m), publicly held companies may not deduct compensation paid to named executive officers to the extent that an executive’s compensation exceeds $1,000,000 in any one year, unless such compensation is “performance based.”  Because our incentive programs have a retention purpose as well as an incentive purpose, our Committee generally has not viewed it as practicable or in our  best interests to qualify compensation programs under 162(m).

Accounting Considerations.  With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.  Compensation expense related to our performance accelerated restricted stock awards is based on the market price of the stock on the date the Board approves the program and is amortized over the vesting period of the awards. The amortization period may vary depending on whether we expect the vesting period to be three years or seven years.

Other Matters.  Although we seek to increase management’s opportunity to own our stock through our long term incentive program, we have not adopted share ownership guidelines;  a number of our senior executives already have significant holdings, individually and/or through their participation in our ESOP.

We do not have a hedging policy, but our code of conduct prohibits short sales and trading in our stock.

We have not adopted a policy relating to the recovery of awards if the relevant performance measures upon which they were based are restated in a manner that would have reduced the size of the award.

Future Programs.

As noted above, no bonus was earned under the annual cash incentive plan in 2007 even though segment performance goals were met because earnings per share did not meet the gatekeeper level established by the Committee at the beginning of the year.  No annual cash incentive has been earned in three of the six years since implementation of the annual incentive program used in fiscal 2007, due in large part to volatility in prices of energy, raw materials and gasoline.  In most of these years, it was apparent to affected employees shortly after the start of  the year that threshold requirements could not be met.  Concerned that the current program did not properly take into account the opportunity cost of capital or business conditions that often were beyond the control of the affected employees, the Committee asked management to propose a new program that would better induce management and more closely align our incentive plans with creating shareholder value.

During the spring of 2007,  members of the Committee and management discussed and developed a new program which will apply in fiscal 2008 based on what we call modified economic profit (“MEP”).  MEP equals income from operations, net of taxes, less the product of total capital employed in our business times our estimated cost of capital, which for purposes of the new program is 11%.   Total capital represents current assets (excluding cash) less current liabilities plus the book value of plant, property and equipment, plus goodwill and other long term assets. The goal of the new program is to align more closely how we compensate employees with our business strategy.  Specifically, we want our incentive programs to encourage employees to think about how they can contribute to driving Company profitability, reduce costs for goods and equipment and create efficiencies to improve our ongoing operations.

At the June meeting of the Board, the Committee recommended and the Board approved in concept a five year, annual cash incentive program under which annual awards will be based on improvements in MEP.  A definitive plan was discussed and approved at meetings held in August. The Board established a targeted annual growth rate for MEP (Target) of $3.15 million, which is equivalent to an average earnings per share increase of $0.186 per share based on shares outstanding at August 30, 2007.  It also established a starting hypothetical bonus pool amount (“available pool amount”) of $10.5 million, which will amortize in equal increments (each increment, the “amortized amount”) over 5 years.  Although it is anticipated that the annual growth rate will be the same for each year of the program, the Committee may change the targeted growth rate from year to year.  The Committee also may determine whether any non-recurring or extraordinary item will be included in income from operations.

 In a year in which the change in MEP from the prior year is positive but less than the Target amount, participants will receive an incentive payment equal to the change in MEP plus 1/3 of the available pool amount, less the amortized amount.  In a year in which  the change in MEP from the prior year is positive and also greater than the Target amount, the amount of MEP in excess of the Target amount will be added to the available pool amount and the incentive payment will equal the Target amount plus 1/3 the available pool amount, less the amortized amount.  In a year in which  the change in MEP from the prior year is negative, the available pool amount will be reduced by the amount of the negative change in MEP, not to exceed the Target amount, and the incentive payment, if any, will equal 1/3 of the remaining available pool amount,  less the amortized amount.  The Committee must approve and may adjust any award prior to its payment.

If an employee’s employment terminates during a plan year by reason of retirement, death, or total disability, the annual component of his or her incentive compensation dollar amount for the plan year, if any, shall be prorated and the employee will be entitled to receive such prorated amount less the employee’s percentage interest in any amounts previously paid from the available pool amount that were in excess of amounts earned with respect to the year or years for which such amounts were paid.  Similar treatment may be given an employee who is terminated without cause, at the discretion of the Committee.  Upon termination of the plan or a change in control, persons who are then participants will receive the excess, if any, of (a) their respective percentage interests in any excess amounts previously carried over to the available pool amount which remain unpaid (subject to prior reductions, if any) over (b) their respective percentage interests in any amounts previously paid from the available pool amount that were in excess of amounts earned with respect to the year or years for which such amounts were paid.

The Board also approved  a new restricted stock program which will be administered under the Company’s 2004 Stock Incentive Plan and under which amounts awarded will be based in part on improvements to MEP. Under the program, subject to the availability of shares under the 2004 Stock Incentive Plan,  restricted stock awards will be made each year and generally will be based on a percentage (approximately 85.7%) of the increase in MEP over the prior year. However, the maximum grant date market value of the awards made for any year to all participants will be $4.5 million and the minimum grant date market value made in any year to all participants, including years in which the change in MEP is negative,  will be $1.5 million. The actual number of shares issued to all participants will be determined on the date the Committee certifies the increase in MEP for fiscal 2008.  Shares awarded will vest in 5 years and will pay dividends during the vesting period. Provisions for forfeiture and accelerated and pro rata vesting generally are similar to those under the guidelines for the Company’s outstanding performance accelerated restricted stock awards.

Participation levels of named executive officers under new restricted stock program  have yet to be determined and will be subject to Committee and Board approval.  Participation levels of participants under the cash incentive program will be determined as follows.  Each participant will be assigned an incentive target based on a percentage of base pay.  The incentive targets for the named executive officers is the same as set forth above under “Annual Cash Incentive” at the target level.  The aggregate amount required to fund all bonuses at this targeted level is then determined.  If the total payout exceeds this targeted level, each employee’s bonus as a percentage of base pay will be increased;  if it is less, it will be decreased.  The formula to derive the ending percentage of base salary payable to any person is as follows:   starting percentage x  total payout amount /targeted level amount = ending percentage.

SUMMARY COMPENSATION TABLE
FISCAL YEAR ENDED JULY 1, 2007

The following table shows the compensation that we paid to our principal executive officer (“PEO”), our principal financial officer (“PFO”) and to each of our four other most highly compensated executive officers during the last fiscal year for services to us in all capacities.

Name and Principal Position	Year	Salary($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)
Laidacker M. Seaberg	2007	$468,148	(6)	$167,584	0	0	$46,320	$682,052
Chairman & CEO (PEO)

Timothy W. Newkirk	2007	$222,846		$57,292	0	0	$36,930	$317,068
President & COO

Randy M. Schrick	2007	$212,254	(6)	$76,473	0	0	$37,660	$326,680
VP-Manufacturing & Engineering

Sukh Bassi, Ph.D.	2007	$208,640		$76,799	0	0	$37,416	$322,855
VP —Scientific Affairs — Chief
Science Officer (5)

Brian T. Cahill	2007	$202,002		$73,283	$2,598	0	$36,180	$314,063
VP & CFO (PFO)

(1)                                  The amount shown is the amount recognized for the fiscal year financial statement reporting purposes with respect to performance accelerated restricted stock awards in accordance with FAS 123R.  In valuing restricted stock awards, grant date fair value per share is assumed to be the closing market price on the grant date.  These awards vest on an accelerated basis  if specified performance goals are met over a three year period and otherwise vest in seven years.  The Summary Compensation Table reflects the compensation expense for the year related to such awards made in fiscal years 2005, 2006 and 2007. The performance goal for the awards made in fiscal 2004 was met and those awards vested in 2006 and are not reflected in this table. Accelerated or partial vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause. We pay dividends on these shares during the vesting period, which are not taken into account in determining their grant date fair value.

(2)                                  Prior to 2004, we provided long term equity incentives through stock options granted under our Stock Incentive Plan of 1996 and our Stock Incentive Plan of 1998 for Salaried Employees. The amount shown is the amount recognized for the fiscal year financial statement reporting purposes with respect to stock options granted in fiscal 2003 in accordance with FAS 123R.  See note 8 to the Company’s notes to financial statements included in our 2007 Annual Report for assumptions made in valuing stock option awards.  Such options vested in equal increments over a four year period.

(3)                                  Excludes perquisites and other benefits, unless the aggregate amount of such compensation equals or exceeds $10,000 for the named executive officer.

(4)                                  Includes the Company’s contributions to the Company’s Employee Stock Ownership Plans and 401(k) plan allocated to the accounts of each executive officer for fiscal 2007 in the following amounts:  Mr. Seaberg $33,000; Mr. Newkirk - $33,000; Mr. Schrick - $ 31,510; Mr. Cahill - $30,300 and  Dr. Bassi - $31,296. Amounts contributed represent 7 1/2% of eligible compensation under both plans. Also includes amounts paid as dividends on unvested performance accelerated restricted shares as follows:  Mr. Seaberg $13,320; Mr. Newkirk - $3,930; Mr. Schrick - $ 6,150; Mr. Cahill - $5,880 and Dr. Bassi - $6,120.

(5)                                  We generally do not enter into employment agreements with any of our officers but determined to seek such an agreement recently with Dr. Bassi, our chief science officer who is approaching retirement age, due to our desire to maintain access to his wealth of knowledge about our products and assure a smooth transition as we search for and acclimate his successor to oversee product development and research.  Under this agreement, Dr. Bassi will serve as Vice President-Scientific Affairs, Chief Science Officer.  In this capacity, Dr.  Bassi, who formerly served as Vice President and Chief Science Officer, will report to our President and is expected to be engaged primarily in external scientific affairs on our behalf, such as grant procurement and representing us in external contacts relating to scientific matters. The agreement term extends to June 30, 2010 and is renewable for one year thereafter at our option.  The agreement  provides for a salary of $204,800, which is subject to annual review.  It also provides that Dr. Bassi is eligible to participate in a bonus plan or program structured on external science issues as we may from time to time adopt, in our discretion.    Dr. Bassi may also participate in our employee benefit plans.   The agreement contains confidentiality, non-compete and non-solicitation provisions and an acknowledgment of our ownership of patents and patent applications based on inventions made by Dr. Bassi during his employment by us.  The non-compete and non-solicitation provisions extend two years beyond the date of termination of the agreement for any reason.

(6)                                  Includes $2,188 paid to Mr. Seaberg and to Mr. Schrick as directors’ fees.

GRANTS OF PLAN-BASED AWARDS
FISCAL YEAR ENDED JULY 1, 2007

The following table shows information regarding grants of plan based awards made during Fiscal 2007 to the named executive officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock of Units (#) (1)	Grant Date Fair Value of Stock and Option Awards($)

Laidacker M. Seaberg	12/6/2006	20,600	$441,870
Timothy W. Newkirk	12/6/2006	9,200	$197,340
Randy M. Schrick	12/6/2006	9,300	$199,485
Sukh Bassi, Ph.D.	12/6/2006	9,400	$201,630
Brian T. Cahill	12/6/2006	8,900	$190,905

(1)                                  These consist of performance accelerated restricted stock awards under the Company’s Stock Incentive Plan of 2004. Generally, these restricted stock awards will vest on an accelerated basis if we achieve specific cumulative earnings per share objectives over a three fiscal year performance period ending with fiscal 2009.  If those objectives are not met, the restricted stock will vest at the end of seven fiscal years.  Because they will vest in any event after seven years, we report our performance accelerated restricted stock awards in this column instead of as equity incentive plan awards. Accelerated or partial vesting may be permitted upon a change of control or if employment is terminated as a result of death, disability, retirement or termination without cause.Dividends are paid on the restricted shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FISCAL YEAR ENDED
JULY 1, 2007

The following table shows information concerning stock options and restricted stock awards outstanding held by the named executive officers at July 1, 2007.  No stock options of any of the named executive officers were repriced.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Laidacker M. Seaberg	48,000	$6.87	12/11/2007	14,800	(2)	$250,120
	48,000	6.25	12/10/2008	29,600	(3)	500,240
	48,000	4.00	12/9/2009	20,600	(4)	348,140
	48,000	4.65	6/8/2011
	48,000	6.44	6/12/2012

Timothy W. Newkirk	0	—	—	5,000	(2)	$84,500
				8,100	(3)	136,890
				9,200	(4)	155,840

Randy M. Schrick	2,000	$4.65	6/8/2011	7,000	(2)	$118,300
	18,000	6.44	6/12/2012	13,500	(3)	228,150
				9,300	(4)	157,170

Sukh Bassi, Ph.D.	0	—	—	6,800	(2)	$114,920
				13,600	(3)	229,840
				9,400	(4)	158,860

Brian T. Cahill	14,000	$4.65	6/8/2011	6,600	(2)	$111,540
	14,000	6.44	6/12/2012	13,000	(3)	219,700
	10,000	3.62	12/2/2012	8,900	(4)	150,410

(1)             Because they will vest in any event after seven years, we report our performance accelerated restricted stock awards in this column instead of as equity incentive plan awards.

(2)             These shares will vest in 2011.

(3)             These shares vest in 2008 if a specified performance goal is met and in 2012 if the goal is not met.

(4)             These shares vest in 2009 if a specified performance goal is met and in 2013 if the goal is not met.

OPTION EXERCISES AND STOCK VESTED
FOR FISCAL YEAR ENDED JULY 1, 2007

The following table provides information, with respect to the named executive officers, concerning the exercise of options and vesting of restricted stock awards during the fiscal year ended July 1, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Laidacker M. Seaberg	0	—	47,200	$1,137,048

Timothy W. Newkirk	0	—	0	—

Randy M. Schrick	4,800	$63,120	22,000	$529,980

Sukh Bassi, Ph.D.	3,500	$54,962	22,000	$529,980

Brian T. Cahill	14,000	$223,280	20,800	$501,072

Potential Payments Upon Termination or Change-in-Control

General

As noted above, except for provisions in long term incentive plans applicable to all participants, we do not have formal arrangements for paying severance to named executive officers upon their termination or a change in control, but may negotiate severance arrangements on a case by case basis.

Dr. Bassi Severance Provisions

Dr. Bassi’s employment agreement discussed in note (5) of the Summary Compensation Table contains severance provisions.  Under the employment agreement with Dr. Bassi, we are required to pay Dr. Bassi’s salary through the end of the term of the agreement if we terminate him without cause or if he terminates for good reason, which is defined to mean a permanent change (as defined) in his employment location or a salary reduction.  If such a termination were to have occurred on July 1, 2007, we would have been obligated to pay $614,400 to Dr. Bassi, which amount would have been payable over the remaining term of his agreement.

Performance Accelerated Restricted Stock Awards

Accelerated or partial vesting is permitted under our performance accelerated restricted stock awards upon a change of control or if employment is terminated as a result of death, disability, retirement or, in the discretion of the Committee,  termination without cause. The following summarizes the arrangements generally applicable to performance accelerated restricted share awards in the event of termination or change in control, although the Committee has discretion under the 2004 Plan to modify these arrangements.  We provide for change in control payments in our long term incentive plans so that employees will remain focused on our business in the event of potential or actual changes in control.

In the event of a participant’s death, disability, retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after one year from the date of grant specified in the agreement evidencing the stock award but prior to the end of the third fiscal year after the year in which the award was made,  the performance accelerated restricted shares issued to the participant vest, on the date the Committee determines that the applicable performance measure has been met, as to the number of performance accelerated restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months (including fractional months as full months) that such participant was employed by us, commencing as of first day of the fiscal year in which the award was made and ending on  the date of termination of employment, and the denominator of which is thirty-six.  The balance of performance accelerated restricted shares issued to the participant are forfeited.

If the performance measure is not attained, then, in the event of a participant’s death, disability, retirement or, in the sole discretion of the Committee, involuntary termination of employment without cause, in any such case after three years from the date of grant specified in the agreement evidencing the stock award but prior the end of the seventh fiscal year after the fiscal year in which the award was made, the performance accelerated restricted shares issued to such participant vest on the date of termination as to the number of restricted shares issued to the participant multiplied by a fraction, the numerator of which equals the number of months of employment (including fractional months as full months) that the participant was employed by us, commencing as of the first day of the fiscal year in which the award was made and ending on the date of termination of employment, and the denominator of which is eighty-four.  The balance of performance accelerated restricted shares are forfeited by the participant.

 Performance accelerated restricted shares become fully vested in the event of a change of control. A change in control is deemed to occur in the event of (i) certain acquisitions of 30% or more of our outstanding Common Stock and 50% of our outstanding Preferred Stock or 30% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, (ii) certain changes of more than a majority of the membership of the Board of Directors or (iii) certain mergers which result in our stockholders owning less than 50% of the combined voting power of the surviving corporation.

Assuming termination without cause or that a change in control occurred as of June 29, 2007, the value of the performance accelerated restricted shares as of such date held by the named executive officers that would vest, assuming, in the case of termination, first that applicable performance measures were met and then that they were not met, is as shown below.

	Termination Value
Name	Performance Goals Met	Performance Goals Not Met	Change in Control Value
Laidacker M. Seaberg	$555,822	0	$1,098,500
Timothy W. Newkirk	168,155	0	376,870
Randy M. Schrick	257,725	0	503,620
Brian T. Cahill	245,801	0	481,650
Sukh Bassi, Ph.D.	255,378	0	503,620

DIRECTOR COMPENSATION
FISCAL YEAR ENDED JULY 1, 2007

The following table shows compensation paid to all directors who are not also executive officers during the fiscal year ended July 1, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (4)	Option Awards ($)(3) (5)	All Other Compensation($)	Total ($)
Michael Braude	$32,000	$2,948	$0	$58	$35,006

John E. Byom	$36,000	$2,948	$0	$58	$39,006

Cloud L. Cray, Jr.	$21,000	$2,948	$0	$58	$24,006

Gary Gradinger	$32,000	$2,948	$0	$58	$35,006

Linda E. Miller	$32,000	$2,948	$0	$58	$35,006

Daryl. R. Schaller	$33,500	$2,948	$0	$58	$36,506

John. R. Speirs	$31,000	$2,948	$0	$58	$34,006

(1)                                  Non-employee directors are paid a retainer at the rate of $3,750 quarterly and meeting fees of $1,000 for each meeting of the Board or committee thereof attended.  The chairperson of the Audit Committee is now paid an additional retainer at the rate of $1,250 quarterly and the chairperson of the Human Resources and Compensation Committee is now paid an additional retainer at the rate of $625 quarterly.  Employee directors receive a fee of $437.50 for attendance at each meeting of the Board of Directors.  Fees paid employee directors are reflected in the Summary Compensation Table.

(2)                                  Under the Non-Employee Directors’ Restricted Stock Plan, which was approved by stockholders at the 2006 Annual Meeting, on the first business day following the date of each annual meeting of stockholders each non employee director is awarded shares of restricted stock with a fair market value of $12,500, as determined on such first business day following the annual meeting.  The shares awarded become fully vested upon the occurrence of one of the following events:  (1) the third anniversary of the award date, (2) the death of the director, or (3) a change in control, as defined in the Plan.  The Human Resources and Compensation Committee may allow accelerated vesting in the event of specified terminations other than the resignation of the director, which would result in forfeiture of an unvested award.  Directors are entitled to dividends on unvested shares.  The amount shown in the table  is the amount recognized for fiscal year financial statement reporting purposes with respect to restricted stock awards in accordance with FAS 123R. The grant date fair value of such awards determined in accordance with FAS 123R was $12,500, or $21.45 per share.  Grant date fair value per share was assumed to be the closing price of the Company’s stock on the grant date.

(3)                                  Pursuant to a stockholder approved plan, prior to 2006 each non-employee director received an automatic grant of an option to purchase 2,000 shares of the Company’s Common Stock on the first business day following each annual meeting of stockholders at a price equal to the fair market value of the Common Stock on that date.  Options became exercisable on the 184th day following the date of grant and expire on the sooner of (a) ten years from the date of grant, (b) three years following termination of the director’s office due to retirement following age 70, (c) one year following termination of the director’s office due to death or (d) 90 days following the date of the termination of the director’s term of office for any other reason.  This plan expired on October 10, 2006. No amount was recognized for fiscal year financial statement reporting purposes with respect to options granted  directors in prior years because such options were fully expensed prior to fiscal 2007.

(4)                                  As of July 1, 2007, the number of restricted stock awards held by each of the non-employee directors named in the table was 582.

(5)                                  As of July 1, 2007, the number of outstanding options held by each of the non-employee directors named in the table was as follows:  Mr. Braude — 0; Mr. Byom — 4,000;  Mr. Cray — 20,000; Mr. Gradinger — 2,000;  Ms. Miller — 0; Dr. Schaller — 4,000; Mr. Speirs — 4,000.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of July 1, 2007 the number of shares beneficially owned and the percentage of ownership of the Company’s Preferred Stock and Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of either class of the Company’s capital stock outstanding, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares Beneficially Owned (a)
	Common Stock		Preferred Stock
Stockholder	No. of Shares	%	No. of Shares	%
Sukh Bassi, Ph. D.(b)	29,822	*
Michael Braude (b)	6,652	*
John E. Byom	10,216	*
Brian Cahill (b)(c)	95,687	*
Cloud L. Cray, Jr.(b)(d)(e)	3,598,009	21.3	333	76.2
Richard B. Cray (d)(f)	26,000	*	334	76.4
Gary Gradinger	6,020	*
Richard Larson (c)	4,970	*
Linda E. Miller (b)	9,796	*
Tim Newkirk	22,300	*
Dave Rindom (c)	41,441	*
Daryl Schaller, Ph.D. (b)	7,756	*
Randy M. Schrick (b)(c)(g)	47,076	*
Laidacker M. Seaberg (b)(c)(d)(h)	1,088,018	6.4	404	92.4
John R. Speirs	9,817	*
MGP Ingredients Voting Trust (d)	—	—	333	76.2
Trustees of the Company’s ESOPs (c)	1,264,299	7.5
All Executive Officers and Directors as a Group of 19(b)(i)	6,480,597	38.3	404	92.4
Goldman Sachs Asset Management L.P.(j)	1,086,823	6.6

*                                         less than 1%

(a)                                  For the purposes of the table, a person is deemed to be a beneficial owner of shares if the person has or shares the power to vote or to dispose of them.  Except as otherwise indicated in the table or the footnotes below, as of July 1, 2007 each person had sole voting and investment power over the shares listed in the beneficial ownership table and all stockholders shown in the table as having beneficial ownership of 5% or more of either of the classes of stock had as a business address Cray Business

Plaza, 100 Commercial Street, Atchison, Kansas 66002.  Stockholders disclaim beneficial ownership in the shares described in the footnotes as being “held by” or “held for the benefit of” other persons.

(b)                                 The table includes shares which may be acquired pursuant to stock options granted under the Company’s stock option plans that become exercisable on or before September 1, 2007.  These consist of options held by one non-employee director (Mr. Cray) to purchase 20,000 shares and three non-employee directors (Messrs. Schaller, Byom and Speirs) to purchase 4,000 shares each and one non-employee director (Mr. Gradinger) to purchase 2,000 shares, options held by Messrs. Cahill, Schrick and Seaberg to purchase 38,000, 20,000 and 240,000 shares, respectively, and options held by all executive officers and directors as a group to purchase 406,200 shares.

(c)                                  The Company’s Employee Stock Ownership Plans (ESOPs) hold for the benefit of participants 1,264,299 shares of Common Stock, all of which are attributed in the table to each of the five trustees, who are the same for each Plan.  The trustees are obligated to vote the shares which are allocated to participants in accordance with instructions given by such participants, all of which were allocated at July 1, 2007.  Any unallocated shares are voted by the trustees.  The trustees, and the number of shares allocated to their accounts, are as follows:  Mr. Seaberg (144,451 shares); Mr. Larson (9,796 shares); Mr. Cahill (30,718 shares); Mr. Rindom (19,381 shares); and Mr. Schrick (39,892 shares).  A total of 201,129 shares are allocated to the accounts of all other officers and directors.  The number and percentage of ownership shown after the names of each of the Trustees in the table above do not include any of the 1,264,299 shares or any of the shares allocated to their individual accounts.  Accordingly, the aggregate beneficial ownership for each of the Trustees may be deemed to be the individual amounts and percentages shown, plus 1,264,299 shares and 7.5%.

(d)                                 The MGP Ingredients, Inc. Voting Trust holds 333 shares of Preferred Stock which are attributed in the table to the trustees, who share the power to vote the shares.  The beneficial interests in the voting trust are held by the Cray Family Trust.  The trustees of the Voting Trust and the Cray Family Trust are Mr. Cray, Jr., Mr. Seaberg and Mr. Richard B. Cray.  The Voting Trust will continue in effect until the last death of the issue of Cloud L. Cray, Sr. who was living at the creation of the Trust. There presently are 19 such persons living, the youngest of which is 32 years old.  The Voting Trust may also be terminated by the consent of a majority of the Trustees or the beneficiaries of 90% of the shares held in the Voting Trust or upon the sale of all the shares held in the Voting Trust.  Until the Voting Trust is terminated or dissolved, each Trustee may appoint a successor trustee, provided that any successor must be a major officer and stockholder of the Company or of a company which is a member of a “controlled group of corporations” of which the Company is a part.   (The original trustees of the Voting Trust are not subject to this requirement). The trustees are permitted to act with respect to the voting or divestment of shares of the Company’s stock held by the Voting Trust in accordance with the decision of a majority of the trustees. Actions by the trustees with respect to the voting or disposition of the shares may be effected by majority vote.

(e)                                  Includes 216,196 shares of Common Stock held by the Cray Medical Research Foundation with respect to which Mr. Cray, Jr. is a director, 921,280 shares of Common Stock held by other family trusts with respect to which Mr. Cray, Jr. or his spouse is a trustee and 26,000 shares held by the Cloud L. Cray Foundation.

(f)                                    Includes 333 shares of Preferred Stock held by the MGP Ingredients, Inc. Voting Trust and 26,000 shares of Common Stock held by a foundation with respect to which Mr. Richard B. Cray is a Trustee.

(g)           Includes 1,752 shares held by Mr. Schrick’s wife.

(h)           Includes 220,260 shares held by Mr. Seaberg’s wife.

(i)                                     Includes shares discussed under notes (a) through (h) as well as shares held by members of the families of officers not listed in the table.

(j)                                     The information shown is based on a Schedule 13G filed on February 9, 2007. As reported, the company named was reporting as an investment advisor and had sole power to vote 939,926 shares and sole power to dispose of 1,086,823 shares as of the date of the report.  The address of Goldman Sachs Asset Management L.P was reported to be 32 Old Slip, New York, New York 10005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the SEC and NASDAQ.  Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2007, all of its executive officers, directors and greater-than-10% beneficial owners complied with the Section 16(a) filing requirements except as follows;  due to an administrative oversight, each of Messrs. Braude, Byom, Cray, Gradinger, Schaller and Speirs and Ms. Miller failed to timely report the award of $12,500 in shares of restricted stock on the date following the 2006 annual meeting as part of their director’s compensation. The awards were reported on Forms 4 filed on June 19, 2007 after discovery of the oversight.

RELATED TRANSACTIONS

The Audit Review Committee is responsible for reviewing and approving material related party transactions. In June of 2007, the Board revised the Company’s written Code of Conduct to require Audit Committee preapproval of any transaction involving an executive officer or director exceeding $50,000 in value in which such person might have a conflict of interest with the Company. Prior thereto, preapproval was not required.  Examples of conflicts of interest as defined in the Code of Conduct include having a significant financial or other interest in a customer, supplier or competitor of the Company.  During fiscal 2007, there were no transactions involving related persons required to be disclosed under Item 404(a) of SEC Regulation S-K where the Company’s policies did not require review, approval or ratification or where such policies and procedures were not followed.  Generally, Item 404(a) of Regulation S-K requires disclosure of transactions in which the Company is a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest.

OTHER MATTERS

A Proxy confers discretionary authority with respect to the voting of shares represented thereby on any other business that properly may come before the meeting as to which the Company did not have notice prior to August 8, 2007.  The Board of Directors is not aware that any such other business is to be presented for action at the meeting and does not itself intend to present any such other business.  However, if any such other business does come before the meeting, shares represented by proxies given pursuant to this solicitation will be voted by the persons named in the Proxy in accordance with their best judgment.  A Proxy also confers discretionary authority on the persons named to approve minutes of last year’s Annual Meeting, to vote on matters incident to the conduct of the meeting and to vote on the election of any person as a director if a nominee herein named should decline or become unable to serve as a director for any reason.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors selected the firm of BKD, LLP as independent certified public accountants to audit the books, records and accounts of the Company for fiscal 2007.  The selection was made upon the recommendation of the Audit Review Committee.  It is anticipated that BKD, LLP will be selected to perform the audit for fiscal 2008 at the Board’s October meeting.  BKD, LLP has audited the Company’s books annually since 1958.

Representatives of BKD, LLP will be present at the stockholders’ meeting.  They will have the opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT AND CERTAIN OTHER FEES PAID ACCOUNTANTS

Set forth below are the aggregate fees billed the Company by its principal accountant, BKD, LLP, for the fiscal years ended July 1, 2007 and June 30, 2006 for (i) professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s reports on Form 10-Q during such fiscal year (“Audit Fees”), (ii) assurance and related services that are reasonably related to the performance of the audit or review of the Company financial statements but are not included in Audit Fees (“Audit-Related Fees”), (iii) professional services rendered for tax compliance, tax advice or tax planning (“Tax Fees”) and (iv) other products and services (“Other Fees”), consisting primarily of information system advisory services.  The Audit Review Committee has considered whether the provision of such services is compatible with maintaining the independence of BKD, LLP.  The Audit Review Committee has the sole right to engage and terminate the Company’s independent auditor, to pre-approve the performance of audit services and permitted non-audit services and to approve all audit and non-audit fees. The Audit Review Committee has empowered its chairman to act on the committee’s behalf between meetings to approve permitted non-audit services; the chairman must report any such services to the Audit Review Committee at its next scheduled meeting.

Type of Fee	Amount
	2007	2006
Audit Fees	$437,571	$351,394
Audit Related Fees	61,413	72,566
Tax Fees	45,859	93,133
All Other Fees	0	0
Total	$544,843	$517,093

PROXY SOLICITATIONS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokers, banks or other persons for reasonable expenses in sending proxy material to beneficial owners.  Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

Stockholders who intend to present proposals for inclusion in the Company’s Proxy Statement for the next Annual Meeting of Stockholders on October 16, 2008 must forward them to the Company at Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, Attention:  Marta L. Myers, Corporate Secretary, so that they are received on or before May 27, 2008.  In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the Annual Meeting by stockholders, unless the Company receives written notice of the matter on or before August 11, 2008, at the above address.

HOUSEHOLDING

Only one copy of the Company’s Annual Report and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders.  This procedure is referred to as “householding.”  In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials.  The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address.  If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to the Corporate Secretary of the Company at MGP Ingredients, Inc.,  Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002 or call the Corporate Secretary at 913-360-5232.  You can contact your broker or bank to make a similar request.  Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker or bank, provided they have determined to household proxy materials.

COMMUNICATIONS WITH DIRECTORS AND DIRECTOR ATTENDANCE AT
STOCKHOLDER MEETINGS.

The Company’s policy is to ask directors to attend the annual meeting of stockholders, and all of the directors attended last year’s Annual Meeting.  Stockholders may communicate directly with board members by writing the board or individual board members in care of the Company’s secretary at the Company’s executive offices.  Letters should be addressed as follows: Name of director - In care of Marta Myers, Secretary - MGP Ingredients, Inc. — Cray Business Plaza, 100 Commercial Street, P.O. Box 130  — Atchison, Kansas 66002.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission will be furnished to stockholders without charge upon written request directed to Marta Myers, Corporate Secretary, or Steve Pickman, Vice President , Corporate Relations and Marketing Services, MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial, P.O. Box 130, Atchison, Kansas  66002-0130.  The Form 10-K and other reports that the Company files with the Securities and Exchange Commission may also be obtained through the Internet at www.mgpingredients.com.

By Order of the Board of Directors

Laidacker M. Seaberg
Chairman of the Board and Chief Executive Officer

September 24, 2007

Cray Business Plaza
100 Commercial Street
P. O. Box 130
Atchison, Kansas 66002-0130
Phone: 913-367-1480
www.mgpingredients.com

[Logo]

MGP INGREDIENTS, INC.	PROXY

Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002	COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Laidacker M. Seaberg, Timothy W. Newkirk and Brian Cahill, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on October 18, 2007, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2007 and its Proxy Statement.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

Stockholder’s Signature

Stockholder’s Signature

Dated
Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

PLEASE RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Directors Recommends a vote FOR the following proposals:

1.             Election of one Group A Director for a term expiring in 2010.  The Board of Directors has nominated:

John R. Speirs

☐ FOR Nominee	☐ AUTHORITY WITHHELD from Nominee

2.             In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES
WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

[Logo]

MGP INGREDIENTS, INC.	PROXY

Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002	PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Laidacker M. Seaberg, Timothy W. Newkirk and Brian Cahill, or any of them, each with full power to appoint his substitute, proxies to vote, in the manner specified on the reverse hereof, all of the shares of Preferred Stock of MGP Ingredients, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on October 18, 2007, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2007 and its Proxy Statement.

This Proxy is revocable and it shall not be voted if the undersigned is present and voting in person.

Stockholder’s Signature

Stockholder’s Signature

Dated
Please sign exactly as you name(s) appear above. Joint owners should each sign. Executors, trustees, custodian, etc., should indicate the capacity in which they are signing.

PLEASE RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Proxies are hereby given the following authority:

1.             Election of two Group B Directors for terms expiring in 2010.  The Board of Directors has nominated:

Cloud L. Cray, Jr.                               John E. Byom

☐ FOR both Nominees	☐ AUTHORITY WITHHELD from both Nominees

☐ AUTHORITY WITHHELD from the following Nominee:

2.             In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, THE SHARES
WILL BE VOTED “FOR” THE NOMINEES UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

September 24, 2007

TO:	Participants in the MGP Ingredients, Inc.
Employee Stock Purchase Plan

Provisions of the MGP Ingredients, Inc. Employee Stock Purchase Plan (the “Plan”) entitle participants to instruct the Trustee of the Plan as to the voting of MGP Ingredients, Inc. Common Stock allocated to the accounts of participants.  Accordingly, please find enclosed a form of instruction card that will permit you to direct the Trustee as to the voting of Common Stock allocated to your accounts in the Plan with respect to proposals to be acted upon at the Annual Meeting of Stockholders of the Company to be held on October 18, 2007.

We are also enclosing a copy of the Company’s Annual Report for 2007 and its Proxy Statement, unless you are being mailed one as a record holder of Common Stock.

Please promptly complete and sign the instruction card and return it in the enclosed envelope.

Thank you.

Very truly yours,

/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chairman of the Board and Chief Executive Officer

MGP INGREDIENTS, INC. EMPLOYEE STOCK PURCHASE PLAN
C/O MGP Ingredients, Inc.
 Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002

INSTRUCTIONS FOR THE VOTING OF MGP INGREDIENTS, INC. COMMON STOCK

The undersigned hereby instructs United Missouri Bank of Kansas City, N.A. as Trustee of the MGP Ingredients, Inc. Employee Stock Purchase Plan (the “ESPP”), to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESPP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 18, 2007, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2007 and its Proxy Statement.

Accountholder’s Signature

Accountholder	Dated:

Number of Shares Allocated to Account:

PLEASE RETURN THIS INSTRUCTION CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Director Recommends a vote FOR the following proposals:

1.             Election of one Group A Director for a term expiring in 2010.  The Board of Directors has nominated:

John R. Speirs

☐ FOR Nominee	☐ AUTHORITY WITHHELD from Nominee

2.             In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED INSTRUCTION CARD IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.

September 24, 2007

TO:	Participants in the
Employee Stock Ownership Plan

Provisions of the Employee Stock Ownership Plan (the “Plan”) entitle participants to instruct the Trustees of the Plan as to the voting of MGP Ingredients, Inc. Common Stock allocated to the accounts of participants.  Accordingly, please find enclosed a form of instruction card that will permit you to direct the Trustee as to the voting of Common Stock allocated to your accounts in the Plan with respect to proposals to be acted upon at the Annual Meeting of Stockholders of the Company to be held on October 18, 2007.

We are also enclosing a copy of the Company’s Annual Report for 2007 and its Proxy Statement, unless you are being mailed one as a record holder of Common Stock.

Please promptly complete and sign the instruction card and return it in the enclosed envelope.

Thank you.

Very truly yours,

/s/ Laidacker M. Seaberg
Laidacker M. Seaberg
Chairman of the Board and Chief Executive Officer

MGP INGREDIENTS, INC. EMPLOYEE STOCK OWNERSHIP PLAN
c/o MGP Ingredients, Inc.
Cray Business Plaza, 100 Commercial Street, Atchison, Kansas 66002

INSTRUCTIONS FOR THE VOTING OF MGP INGREDIENTS, INC. COMMON STOCK

The undersigned hereby instructs Laidacker M. Seaberg, Brian Cahill, Dave Rindom, Richard Larson and Randy Schrick, as Trustees of the Employee Stock Ownership Plan indicated below (the “ESOP”), or any of them, to vote, in the manner specified on the reverse hereof, all of the shares of Common Stock of MGP Ingredients, Inc. held by the ESOP and allocated to the account of the undersigned at the Annual Meeting of Stockholders to be held on October 18, 2007, or at any adjournment thereof.

The undersigned has received the Company’s Annual Report for 2007 and its Proxy Statement.

Name of ESOP:

Accountholder’s Signature

Accountholder	Dated:

Number of Shares Allocated to Account:

PLEASE RETURN THIS INSTRUCTION CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued from other side)

The Board of Director Recommends a vote FOR the following proposals:

1.             Election of one Group A Director for a term expiring in 2010.  The Board of Directors has nominated:

John R. Speirs

☐ FOR Nominee	☐ AUTHORITY WITHHELD from Nominee

2.             In their discretion, the Trustees are authorized to vote upon such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED INSTRUCTION CARD IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE NOMINEE UNDER PROPOSAL 1.

BE SURE TO SIGN AND DATE THE REVERSE SIDE OF THIS CARD.